News	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:	David T. Merrill
Chief Financial Officer
and Treasurer
(918) 493-7700 www.unitcorp.com

For Immediate Release…
November 4, 2008

UNIT CORPORATION REPORTS 2008 THIRD QUARTER RESULTS

        Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today its financial and operational results for the three and nine months ended September 30, 2008.  Total revenues for the third quarter of 2008 were $375.6 million (45% contract drilling, 41% oil and natural gas, and 14% mid-stream) up 31% compared to total revenues of $286.3 million for the third quarter of 2007 (55% contract drilling, 33% oil and natural gas, and 12% mid-stream).  Net income for the third quarter of 2008 was $92.3 million, or $1.96 per diluted share, an increase of 44% compared with net income of $64.1 million, or $1.37 per diluted share, for the 2007 third quarter.

        During the first nine months of 2008, Unit’s total revenues were $1.1 billion, (44% contract drilling, 42% oil and natural gas, and 14% mid-stream), up 26% from the $850.2 million (56% contract drilling, 33% oil and natural gas, and 11% mid-stream) posted during the same period in 2007.  Net income for the nine month period was $263.5 million, or $5.61 per diluted share, an increase of 36% compared to net income of $194.1 million, or $4.16 per diluted share, for the same period in 2007.

        “We had very good third quarter 2008 results, despite the overshadowing recent downturn in the global and U.S. markets and in our industry including the combined negative impact from hurricanes Gustav and Ike,” said Larry D. Pinkston, President and Chief Executive Officer.  “Excluding the negative $0.05 per diluted share impact that Hurricanes Gustav and Ike had on Unit’s oil and natural gas and mid-stream operations, net income would have been $2.01 per diluted share for the third quarter of 2008.  Highlights over the second quarter of 2008 were generally:
•
Excluding the reduction of approximately 400 million cubic feet equivalent (MMcfe) of production shut-in due to the impact of Hurricanes Gustav and Ike, we would have had a 2% increase in our total oil, natural gas liquids (NGLs) and natural gas production, to 16.3 billion cubic feet equivalent (Bcfe), compared to 16.0 Bcfe;

•	A 6% increase in the number of our drilling rigs working, with an average of 110.7 drilling rigs working in the quarter versus 104.5 working in the second quarter;
•	A 12% or $975 per day increase in sequential quarter average contract drilling operating margins; and
•	Excluding the reduction of approximately one million gallons due to the impact of Hurricanes Gustav and Ike, we would have had a 5% increase in natural gas liquids sold volumes.”

CONTRACT DRILLING SEGMENT INFORMATION
•	110.7 of its 131 drilling rigs were operating under contract in the third quarter, an 85% utilization rate.
•	More than 84% of Unit’s drilling rigs contracted by public companies and large private independents.
•	107 of its 131 drilling rigs currently under contract (82% of drilling rig fleet).

Third quarter 2008 drilling rig utilization was 85% with Unit averaging 110.7 drilling rigs working, an increase of 10% from the third quarter of 2007, and an increase of 6% from the second quarter of 2008.  Contract drilling rig rates for the third quarter of 2008 averaged $18,644 per day, an increase of 4%, or $754 per day, from the second quarter of 2008 and an increase of 1%, or $174 per day, from the third quarter of 2007.  Average operating margins for the third quarter of 2008 were $9,314 per day (before elimination of intercompany drilling rig profit of $7.6 million) as compared to $8,339 per day for the second quarter of 2008 (before elimination of intercompany drilling rig profit of $6.4 million), an increase of 12% or $975 per day.

        For the first nine months of 2008 and 2007, drilling rig utilization averaged 81%.  Unit averaged 105.3 drilling rigs working during the first nine months of 2008, an increase of 7% from the 98.4 drilling rigs that worked in the first nine months of 2007.  Average operating margins for the first nine months of 2008 were $8,821 per day (before elimination of intercompany drilling rig profit of $21.5 million), as compared to $9,717 per day (before elimination of intercompany drilling rig profit of $15.7 million for the same period in 2007), a decrease of 9%.

        Currently, Unit has 131 drilling rigs of which 107 are under contract.  The following table illustrates Unit’s drilling rig count at the end of each period and its average utilization rate during the period:

	3rd Qtr 08	2nd Qtr 08	1st Qtr 08	4th Qtr 07	3rd Qtr 07	2nd Qtr 07	1st Qtr 07	4th Qtr 06	3rd Qtr 06
Rigs	131	131	129	129	128	128	118	117	116
Utilization	85%	80%	78%	80%	78%	81%	83%	92%	96%

Pinkston said:  “Utilization, dayrates and operating margins improved from the second quarter of 2008.  Natural gas prices started to decrease in the third quarter and may continue to decrease or remain at low levels during the fourth quarter of 2008 and into 2009, which will result in decreases in dayrates and utilization as customers make decisions on their future drilling programs.  We have recently been notified by several of our customers that they are planning on releasing up to 16 drilling rigs currently under contract, of which four have already been contracted to other customers.  We previously announced plans to build up to eight additional drilling rigs and to place an order to buy one additional new drilling rig.  In response to the current commodity price environment, we have cancelled the construction of one of the drilling rigs (which was to be used by our exploration segment) and we are in discussions with the customers for the other seven drilling rigs regarding the possibility of postponing the construction of all or a portion of the drilling rigs and instead substituting under the contracts one of our existing drilling rigs.”

EXPLORATION AND PRODUCTION SEGMENT INFORMATION
•
Third quarter 2008 production was negatively impacted by approximately 400 MMcfe from shut-ins.  Excluding the impact of Hurricanes Gustav and Ike on Unit’s production, third quarter 2008 production would have increased 2% over second quarter 2008 and 16% over third quarter 2007.

•	Completed 211 gross wells (103 net) for the nine months of 2008 at an 89% success rate.
•	Decreased estimated gross wells to be drilled and estimated capital expenditures, excluding acquisitions, for 2008 to 275 wells and $438 million.

        Third quarter production for Unit’s oil and natural gas operations was 316,000 barrels of oil, 306,000 barrels of NGLs and 12.1 Bcfe of natural gas or 15.9 Bcfe, representing sequential decline of 1% over the second quarter of 2008 and an increase of 13% over the third quarter of 2007.  Total production for the first nine months of 2008 was 46.6 Bcfe, an increase of 16% over the 40.1 Bcfe produced in the first nine months of 2007.

        Unit’s average natural gas price for the third quarter of 2008 increased 42% to $8.20 per thousand cubic feet (Mcf) as compared to $5.77 per Mcf for the third quarter of 2007.  Unit’s average oil price for the third quarter of 2008 was $101.82 per barrel compared to $62.01 per barrel for the third quarter of 2007, an increase of 64%.  Unit’s average NGLs price for the third quarter of 2008 was $61.78 per barrel compared to $44.18 per barrel for the third quarter of 2007, an increase of 40%.  For the first nine months of 2008, Unit’s natural gas prices increased 33% to $8.35 per Mcf as compared to $6.30 per Mcf during the first nine months of 2007.  Unit’s average oil price for the first nine months of 2008 was $99.33 per barrel compared to $64.04 per barrel during the first nine months of 2007, a 55% increase.  Unit’s average NGLs price for the first nine months of 2008 was $56.87 per barrel compared to $39.44 per barrel during the first nine months of 2007, a 44% increase.

        Currently, Unit has approximately 35% of its average daily third quarter 2008 natural gas production hedged for the remainder of 2008 using swaps between $7.43 and $7.62 per MMBtu and collars between $7.00 and $8.80 per MMBtu, and for 2009 35% using swaps between $5.74 and $8.28 per MMBtu and collars between $7.20 and $9.78 per MMBtu.  Unit has approximately 75% of its average daily third quarter 2008 crude oil production hedged for the remainder of 2008 using swaps at $91.32 per barrel and collars between $85.00 and $102.50 per barrel and for 2009 15% using a collar between $100.00 and $156.25 per barrel.

        The following table illustrates Unit’s production and certain results for the periods indicated:

	3rd Qtr 08	2nd Qtr 08	1st Qtr 08	4th Qtr 07	3rd Qtr 07	2nd Qtr 07	1st Qtr 07	4th Qtr 06	3rd Qtr 06
Production, Bcfe	15.9	16.0	14.7	14.7	14.0	13.2	12.8	14.2	13.5
Realized Price, Mcfe	$9.49	$10.19	$8.72	$7.66	$6.69	$7.19	$6.63	$6.26	$6.68
Wells Drilled (gross)	82	72	57	81	51	67	54	66	75
Success Rate	89%	90%	86%	90%	88%	82%	87%	89%	88%

        During the third quarter of 2008, Unit participated in the drilling of 82 wells, of which 73 were completed as producing wells for a success rate of 89% in comparison to drilling 51 wells with 45 completed as producing with an 88% success rate during the third quarter of 2007.

        Pinkston said:  “Our third quarter 2008 production was negatively impacted by approximately 400 MMcfe from the shut-in of production due to the impact of Hurricanes Gustav and Ike with the majority of this production being back online by the first of October.  Excluding the impact of the hurricanes, third quarter 2008 production would have been 16.3 Bcfe, an increase of 2% from the second quarter of 2008 and an increase of 16% from the third quarter of 2007.  Commodity prices started to decrease during the third quarter of 2008 and may continue to decrease or remain at lower levels into 2009.  As a result of lower commodity prices, combined with service costs that remain relatively high, we are implementing plans to slow down our drilling activity during the fourth quarter of 2008 and into 2009.  In the Mid-Continent area, natural gas spot prices have been very weak and in certain situations we have shut-in production rather than selling the production at those prices.  We plan to drill approximately 275 wells during 2008, a reduction of our previous estimate of 300 wells, and we estimate our capital expenditures, excluding acquisitions, for 2008 will be approximately $438 million, a reduction of our previous estimate of $470 million.  Our production estimate for 2008 remains unchanged from previous estimates of 62 to 63 Bcfe, subject to the effect of any extended periods of shut-in production during the fourth quarter due to low spot prices.”

MID-STREAM SEGMENT INFORMATION

•
Liquids sold volumes in the third quarter were negatively impacted by approximately one million gallons from the effects of Hurricanes Gustav and Ike.  Excluding the impact of the hurricanes, third quarter 2008 liquids sold volumes would have increased 5% from the second quarter of 2008 and increased 54% from the third quarter of 2007.

•	Operating profit (before depreciation) was $8.7 million in the third quarter, a decrease of 10% from the second quarter of 2008 and an increase of 93% from the third quarter of 2007.

        Third quarter 2008 processing volumes were 71,260 MMBtu per day, compared to 55,721 MMBtu processed in 2007, an increase of 28%, and an increase of 6% compared to the 67,545 MMBtu per day processed in the second quarter of 2008.  Third quarter 2008 liquids sold volumes were 199,805 gallons per day, an increase of 46% from the third quarter of 2007, and a 1% decrease from the 202,130 gallons sold per day in the second quarter of 2008.  Third quarter 2008 gathering volumes were 195,914 MMBtu per day, a 12% decrease from the third quarter of 2007, and a 5% decrease from the second quarter of 2008.

        For the first nine months of 2008, processing volumes of 66,219 MMBtu per day and liquids sold volumes of 195,303 gallons per day increased 40% and 69%, respectively, from the first nine months of 2007.  Gathering volumes for the first nine months of 2008 were 200,652 MMBtu per day, a 10% decrease from the first nine months of 2007.

        The following table illustrates certain results from Unit’s mid-stream operations at the end of each period:

	3rd Qtr 08	2nd Qtr 08	1st Qtr 08	4th Qtr 07	3rd Qtr 07	2nd Qtr 07	1st Qtr 07	4th Qtr 06	3rd Qtr 06
Gas gathered MMBtu/day	195,914	205,397	200,697	212,786	221,508	218,290	226,081	253,776	276,888
Gas processed MMBtu/day	71,260	67,545	59,797	59,009	55,721	42,645	43,327	44,781	35,124
Liquids sold Gallons/day	199,805	202,130	183,924	169,897	137,098	113,829	95,964	93,792	71,790

        Unit’s mid-stream segment operates three natural gas treatment plants, owns eight processing plants, 36 active gathering systems and 755 miles of pipeline.

Pinkston said:  “Our gas processed volumes per day for the third quarter of 2008 were at record high levels for the company, but we could see some reduction in the fourth quarter due to associated drilling delays due to weak natural gas prices.  The sequential quarterly reduction in liquids sold volumes was attributable to the impact Hurricanes Gustav and Ike had on the NGL market in the Gulf Coast area extending into the Mid-Continent area.  Excluding the approximate one million gallon negative impact of the hurricanes, third quarter 2008 liquids sold volumes would have increased 5% from the second quarter of 2008 and increased 54% from the third quarter of 2007.  The recent decline in commodity prices may result in fewer wells being connected to existing gathering systems, impacting volumes and margins.  The recent pullback in prices has not deterred us from our expansion work in Superior’s core operating areas of Texas and Oklahoma, or in the Appalachian Basin.”

FINANCIAL INFORMATION
        Unit ended the third quarter of 2008 with working capital of $36.9 million, long-term debt of $148.0 million and a debt-to-capitalization ratio of 8%.  Unit has a $400.0 million credit facility, maturing on May 24, 2012, of which Unit has elected to have a $275 million commitment amount currently available to the Company.  As of September 30, 2008, Unit had borrowings of $148.0 million, with $127.0 million available for additional borrowings under the current commitment.  On October 15, 2008, Unit’s lenders completed their latest borrowing base redetermination, which established the current borrowing base at $500 million.

MANAGEMENT COMMENT
Pinkston said: “While we are pleased with each of our three business segment’s operational and financial results for the 2008 third quarter and nine months, recent events in the global and U.S. markets and the decline in commodity prices have caused us and others in our industry to reassess drilling activity and spending.  As we begin to turn our attention to plans for 2009, our objective will be to fund our capital expenditures, excluding acquisitions, within or below anticipated cash flow.  We believe 2009 will present many opportunities for growth through acquisition or joint venture.”

WEBCAST
        Unit will webcast its third quarter earnings conference call live over the Internet on November 4, 2008 at 10:00 a.m. Central Time (11:00 a.m. Eastern). To listen to the live call, please go to www.unitcorp.com at least fifteen minutes prior to the start of the call to download and install any necessary audio software. For those who are not available to listen to the live webcast, a replay will be available shortly after the call and will remain on the site for twelve months.

_____________________________________________________

        Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange   under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

This news release contains forward-looking statements within the meaning of the private Securities Litigation Reform Act.  All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including the productive capabilities of the Company’s wells, future demand for oil and natural gas, future drilling rig utilization and dayrates, the timing of the completion of drilling rigs currently under construction, the ability to contract new rig additions to its fleet, projected additions and date of service to the Company’s drilling rig fleet, projected growth of the Company’s oil and natural gas production, the ability to meet its consecutive quarterly positive net income goals, oil and gas reserve information, as well as the ability to meet its future reserve replacement goals, anticipated gas gathering and processing rates and throughput volumes, the prospective capabilities of the reserves associated with the Company’s inventory of future drilling sites, anticipated oil and natural gas prices, the number of wells to be drilled by the Company’s exploration segment, development, operational, implementation and opportunity risks, and other factors described from time to time in the Company’s publicly available SEC reports.  The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Unit Corporation
Selected Financial and Operations Highlights
(In thousands except per share and operations data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Statement of Income:
Revenues:
Contract drilling	$169,044	$157,769	$467,519	$472,403
Oil and natural gas	152,343	95,231	446,644	277,680
Gas gathering and processing	54,079	32,784	153,102	99,321
Other	97	551	(193)	842
Total revenues	375,563	286,335	1,067,072	850,246

Expenses:
Contract drilling:
Operating costs	81,802	77,951	234,541	228,967
Depreciation	18,968	14,793	51,320	41,192
Oil and natural gas:
Operating costs	32,095	23,101	90,353	69,701
Depreciation, depletion
and amortization	40,053	32,297	114,756	92,367
Gas gathering and processing:
Operating costs	45,381	28,275	125,617	87,171
Depreciation
and amortization	3,788	2,858	10,932	7,752
General and administrative	6,928	5,355	20,179	15,784
Interest, net	69	1,797	1,162	5,167
Total expenses	229,084	186,427	648,860	548,101
Income Before Income Taxes	146,479	99,908	418,212	302,145

Income Tax Expense:
Current	16,026	11,152	41,161	53,498
Deferred	38,172	24,695	113,578	54,538
Total income taxes	54,198	35,847	154,739	108,036

Net Income	$92,281	$64,061	$263,473	$194,109

Net Income per Common Share:
Basic	$1.98	$1.38	$5.66	$4.19
Diluted	$1.96	$1.37	$5.61	$4.16
Weighted Average Common
Shares Outstanding:
Basic	46,634	46,382	46,568	46,361
Diluted	47,043	46,631	46,934	46,620

	September 30,	December 31,
	2008	2007
Balance Sheet Data:
Current assets	$224,340	$197,015
Total assets	$2,691,348	$2,199,819
Current liabilities	$187,455	$156,404
Long-term debt	$148,000	$120,600
Other long-term liabilities	$90,483	$59,115
Deferred income taxes	$542,326	$428,883
Shareholders’ equity	$1,723,084	$1,434,817

	Nine Months Ended September 30,
	2008	2007
Statement of Cash Flows Data:
Cash Flow From Operations before Changes
in Working Capital (1)	$567,812	$394,407
Net Change in Working Capital	(42,745)	(5,028)
Net Cash Provided by Operating Activities	$525,067	$389,379

Net Cash Used in Investing Activities	$(578,318)	$(379,546)
Net Cash Provided by (Used in)
Financing Activities	$53,182	$(9,569)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Contract Drilling Operations Data:
Rigs Utilized	110.7	100.3	105.3	98.4
Operating Margins (2)	52%	51%	50%	52%
Operating Profit Before
Depreciation (2) ($MM)	$87.2	$79.8	$233.0	$243.4

Oil and Natural Gas Operations Data:
Production:
Oil – MBbls	316	297	942	792
Natural Gas Liquids - MBbls	306	173	961	468
Natural Gas - MMcf	12,134	11,206	35,143	32,507
Average Prices:
Oil – MBbls	$101.82	$62.01	$99.33	$64.04
Natural Gas Liquids - MBbls	$61.78	$44.18	$56.87	$39.44
Natural Gas - MMcf	$8.20	$5.77	$8.35	$6.30
Operating Profit Before
DD&A (2) ($MM)	$120.2	$72.1	$356.3	$208.0

Gas Gathering and Processing
Operations Data:
Gas Gathering - MMBtu/day	195,914	221,508	200,652	221,943
Gas Processing - MMBtu/day	71,260	55,721	66,219	47,432
Liquids Sold – Gallons/day	199,805	137,098	195,303	115,781
Operating Profit Before
Depreciation (2) ($MM)	$8.7	$4.5	$27.5	$12.2
_____________
(1) Unit Corporation considers Unit’s cash flow from operations before changes in working capital an important measure in meeting the performance goals of the company.
(2) Operating profit before depreciation is calculated by taking operating revenues by segment less operating expenses by segment excluding depreciation, depletion, amortization and impairment, general and administrative and interest expense. Operating margins are calculated by dividing operating profit by segment revenue.